Exhibit 10.1

Execution Version

ANGELO, GORDON & CO., L.P. 245 Park Avenue New York, NY 10167

February 20, 2023

Glatfelter Corporation
4350 Congress Street, Suite 600

Charlotte, NC 28209

Attention: Ramesh Shettigar, Senior Vice President, Chief Financial Officer and Treasurer

Glatfelter Luxembourg S.à r.l

C/o Glatfelter Corporation
4350 Congress Street, Suite 600

Charlotte, NC 28209

Attention: Ramesh Shettigar, Senior Vice President, Chief Financial Officer and Treasurer

COMMITMENT LETTER
€250,000,000

Ladies and Gentlemen:

We, Angelo, Gordon & Co., L.P. (“AG”), on behalf of certain of its managed funds and accounts, (the “Commitment Party”, “we”, “our” or “us”), understand that Glatfelter Corporation, a Pennsylvania corporation (“Parent”) and Glatfelter Luxembourg S.à r.l, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg having its registered office at 121, avenue de la Faïencerie, L-1511 Luxembourg, registered with the Luxembourg trade and companies’ registry (Registre de commerce et des sociétés, Luxembourg) under Section B, number 175.961 (the “Borrower”, together with Parent, the “Company”, “you” or “your”), desires to obtain financing (a) in order to refinance that certain term loan facility outstanding pursuant to the Fourth Amended and Restated Credit Agreement, dated as of September 2, 2021 (as amended by the First Amendment, dated as of May 9, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among Parent, the Borrower and certain of subsidiaries of Parent identified on the signature pages thereto as borrowers, the guarantors, the lenders party thereto and PNC Bank, National Association, as administrative agent, (b) for working capital and general corporate purposes and (c) to pay fees, costs and expenses associated with the transactions contemplated hereby (collectively, the “Transaction”).

In connection with the foregoing, AG is pleased to advise you of its commitment to provide a €250,000,000.00 senior secured term loan facility (the “Term Loan Facility”), upon the terms and subject only to the conditions explicitly set forth in the Conditions Annex (as defined below).

Glatfelter Corporation

Glatfelter Luxembourg Sàrl
February 20, 2023

Fees, Expenses and Indemnification

As consideration for our commitment hereunder and our agreement to perform the services described herein, you agree to pay, or cause to be paid, the fees set forth in the fee letter between us and you dated the date hereof and delivered herewith (the “Fee Letter”).

In consideration of the issuance of this letter by the Commitment Party and recognizing that in connection herewith the Commitment Party is incurring costs and expenses, you agree, regardless of whether any of the transactions contemplated hereby are consummated (unless the Commitment Party has breached its obligation to fund the Term Loan Facility on the terms set forth herein, as determined by a court of competent jurisdiction in a final and non-appealable decision), (a) to reimburse the Commitment Party, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel and and one local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in each case, incurred in connection with the Term Loan Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Term Loan Facility (the “Loan Documents”) and any security arrangements in connection therewith (collectively, the “Expenses”), and (b) to indemnify, defend, and hold harmless the Commitment Party, each of its affiliates, and each of their officers, directors, employees, agents, controlling persons, advisors, attorneys, members and other representatives and the successors and permitted assigns (each, an “Indemnified Person”) as set forth on Annex A hereto.

Conditions

The commitment of the Commitment Party to provide the Term Loan Facility shall be subject only to the conditions explicitly set forth in Annex B hereto (the “Conditions Annex” and, together with this letter, the term sheet attached hereto (the “Term Sheet”), including the respective annexes thereto, this “Commitment Letter”), and upon the satisfaction (or waiver by the Commitment Party) of the conditions set forth in the Conditions Annex, the initial funding of the Term Loan Facility shall occur.

Confidentiality

(a)            You agree that this Commitment Letter, the Term Sheet and the Fee Letter are for your confidential use only and that neither its existence, nor the terms hereof, will, without the Commitment Party’s prior written consent, be disclosed by you to any person other than (i) your officers, directors, agents, employees, accountants, auditors, attorneys, and other advisors, representatives and controlling persons that are advised of the confidential nature thereof and instructed to keep the materials confidential, and then only on a “need-to-know” basis in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (or self-regulatory authority or ratings agency having jurisdiction over you or your affiliates), (iii) you may disclose the aggregate fee amounts contained in the Commitment Letter (including the Term Sheet) and the Fee Letter as a part of pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public filing relating to the Transactions, (iv) to the extent this Commitment Letter, the Term Sheet, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, and (v) to the extent necessary to enforce your rights and remedies hereunder or thereunder. Notwithstanding the foregoing, and to the extent deemed reasonably necessary or appropriate by the Company and its counsel, the Commitment Letter and the Term Sheet, but not the Fee letter, may be filed with the Securities and Exchange Commission.

2

Glatfelter Corporation

Glatfelter Luxembourg Sàrl
February 20, 2023

(b)            The Commitment Party will use all information provided to it by you or on your behalf or in connection with the Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information, and that without your prior written consent, will not disclose any such information to any person other than (i) the Commitment Party’s affiliates, officers, directors, employees, accountants, auditors, agents, attorneys, and other advisors that are advised of the confidential nature thereof and instructed to keep the materials confidential, and then only on a “need-to-know” basis in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (or self-regulatory authority having jurisdiction over the Commitment Party or its affiliates), (iii) to the extent this Commitment Letter, the Term Sheet, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by the Commitment Party in breach of this Commitment Letter, (iv) to potential or prospective financing sources and partners and (v) to the extent necessary to enforce your rights and remedies hereunder or thereunder.

Information

In issuing this Commitment Letter, the Commitment Party is relying on the accuracy of the information furnished to it by or on behalf of Company and its affiliates, without independent verification thereof. Company represents and warrants that (a) all written information (other than forward looking information, estimates, projections of future financial performance (collectively, the “Projections”) and information of a general economic or industry specific nature) concerning Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of Company, after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, when considered as a whole, correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements have been made (after giving effect to all supplements and updates thereto), and (b) all Projections that have been or are hereafter made available by or on behalf of Company are, or when delivered shall be, prepared in good faith on the basis of information and assumptions that are believed by Company to be reasonable at the time such projections were prepared; it being recognized by the Commitment Party that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, (iii) the Projections are not a guarantee of performance and (iv) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. If, at any time prior to the Closing Date (as defined in the Term Sheet), any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.

Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities

You acknowledge that the Commitment Party or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise.  You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, any information (including confidential information) obtained by us from other companies.

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Glatfelter Corporation

Glatfelter Luxembourg Sàrl
February 20, 2023

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and the Commitment Party, on the other hand, is intended to be or has been created in respect of the Transaction or any of the other transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Party or one or more of its affiliates has advised or is advising you on other matters, (b) the Commitment Party, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Term Sheet, (d) you have been advised that the Commitment Party or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Party does not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Party shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that, in the ordinary course of business, the Commitment Party or one or more of its affiliates may provide financial services to, and/or acquire, hold or sell, for its own accounts or the accounts of others, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships.  With respect to any debt or other securities and/or financial instruments so held by the Commitment Party or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Binding Agreement

Each of the parties hereto agrees that, if accepted by you in the manner set forth below, each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respesct to the subject matter contained herein and therein, including good faith negotiation of the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to execute the Credit Documentation (as defined in the Term Sheet) or to draw upon all or any portion of the Term Loan Facility.

Governing Law, Etc.

This Commitment Letter and the Term Sheet and any claim or dispute concerning the subject matter hereof or thereof shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto consents to the exclusive jurisdiction and venue of the federal and/or state courts located in New York, New York. This Commitment Letter (together with the Term Sheet) and the Fee Letter set forth the entire agreement between the parties with respect to the matters addressed herein or therein, supersedes all prior communications, written or oral, with respect hereto and thereto, and may not be amended, supplemented, or modified except in a writing signed by the parties hereto or thereto, as applicable. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic transmission shall be equally effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter (and your rights and obligations hereunder) shall not be assignable by you without the prior written consent of the Commitment Party (any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto and the Indemnified Persons. AG may assign this Commitment Letter (its rights and obligations hereunder) to any affiliate of AG or any entity managed or controlled by AG or any of its affiliates without your consent. In the event that this Commitment Letter is terminated or expires for any reason, the Expenses and Indemnification, Sharing Information; Absence of Fiduciary Relationship; Governing Law, Etc., and Waiver of Jury Trial provisions hereof shall survive such termination or expiration. The Confidentiality provision shall survive the termination or expiration of this Commitment Letter and automatically terminate on the second anniversary of the date hereof. The Expenses and Indemnification, Confidentiality and Sharing Information; Absence of a Fiduciary Relationship; Affiliate Activities shall be superceded and replaced by any similar provisions in the Credit Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter.

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Glatfelter Corporation

Glatfelter Luxembourg Sàrl
February 20, 2023

Waiver of Jury Trial

To the maximum extent permitted by applicable law, each party hereto irrevocably waives any and all rights to a trial by jury in any action or proceeding (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter, the Term Loan Facility, the Transaction or the other transactions contemplated hereby or thereby.

Patriot Act

The Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), the Commitment Party may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow the Commitment Party to identify the Loan Parties in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on February 20, 2023. The Commitment Party’s commitments and obligations hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter, we agree to hold our commitments herein with respect to the Term Loan Facility available for you until May 15, 2023 (the “Expiration Date”); provided that, the Expiration Date may be extended to such later date as agreed to in writing by the parties hereto. Upon the occurrence of the Expiration Date, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Commitment Party to provide the services described herein shall automatically terminate unless the Commitment Party shall, in their sole discretion, agree to an extension in writing; provided that the termination of any commitment pursuant to this paragraph shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter prior to such termination.

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5

Very truly yours,

ANGELO, GORDON & CO., L.P.,
on behalf of certain of its managed funds and accounts

By:	/s/ Christopher Moore
	Name:	Christopher Moore
	Title:	Authorized Signatory

[SIGNATURE PAGE TO COMMITMENT LETTER]

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

GLATFELTER CORPORATION,
a Pennsylvania corporation

By:	/s/ Ramesh Shettigar
	Name:	Ramesh Shettigar
	Title:	SVP, CFO & Treasurer

GLATFELTER LUXEMBOURG S.À R.L,
a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg

By:	/s/ Jill Urey
Name:	Jill Urey
Title:	Class A Manager

ANNEX A

Indemnification Provisions

Capitalized terms used herein shall have the meanings ascribed to them in the commitment letter, dated February 20, 2023 (the “Commitment Letter”) among Glatfelter Corporation, a Pennsylvania corporation and Glatfelter Luxembourg S.à r.l, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg and Angelo, Gordon & Co., L.P.

To induce the Commitment Party to enter into the Commitment Letter and the Fee Letter and to proceed with the documentation of the Term Loan Facility, the Company agrees

(a)            to indemnify and hold harmless the Commitment Party, its affiliates and their respective officers, directors, employees, partners, agents, controlling persons, advisors, attorneys, members and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses (excluding lost profits), claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several (limited, in the case of legal fees and expenses of the Indemnified Persons, to the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel for all Indemnified Persons and one local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons) (and in the case of an actual or perceived conflict of interest where the Indemnified Person(s) affected by such conflict informs you of such conflict and retains their own counsel, of another firm of counsel for all such affected Indemnified Person(s) taken as a whole), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Term Loan Facility or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by or against you, any equityholders or any of your or any equityholders’ affiliates, creditors or any other third person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, costs or expenses to the extent that they have resulted from

(i)            the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, controlling persons and, to the extent acting at the direction of such Indemnified Person, agents, advisors or other representatives in each case who are involved in the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision),

(ii)           a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates under this Commitment Letter (including, the Term Sheet) (as determined by a court of competent jurisdiction in a final and non-appealable decision), or

(iii)          any Proceeding that does not involve an act or omission by the Company or any of its affiliates and that is brought by or against an Indemnified Person against any other Indemnified Person.

The foregoing provisions shall be superseded, in each case, to the extent covered thereby, by the applicable provisions contained in the Loan Documents upon the effectiveness thereof and thereafter shall have no further force and effect.

A-1

Glatfelter Corporation

Glatfelter Luxembourg Sàrl
February 20, 2023

Notwithstanding any other provision of the Commitment Letter, (i) no party to the Commitment Letter or their respective affiliates, shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s affiliates or any of its or their respective officers, directors, employees, and, to the extent acting at the direction of such Indemnified Person, agents, advisors or other representatives in each case who are involved in the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you, the equityholders, any Indemnified Person or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Commitment Letter, the Fee Letter, the Transactions (including the Term Loan Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Loan Facility, including the preparation of this Commitment Letter, the Fee Letter and the Loan Documents; provided that nothing contained in clause (ii) above shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third-party claims alleging such indirect, special, punitive or consequential damages. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding by an Indemnified Person (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Annex A.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed; provided that a failure to consent because the conditions specified in (i) and (ii) below are not satisfied shall not be unreasonable), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this paragraph to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will notify you of the commencement of any such claim, litigation, investigation or proceeding promptly after such Indemnified Person has actual knowledge of the same; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Annex A or from any liability that you may have to such Indemnified Person other than pursuant to this Annex A.

A-2

COMMITMENT LETTER
TERM SHEET

TERM SHEET

This Term Sheet is part of the commitment letter, dated as of February 20, 2023 (the “Commitment Letter”; the date of the Commitment Letter, the “Commitment Letter Date”), among Glatfelter Corporation, a Pennsylvania corporation (“Parent”), Glatfelter Luxembourg S.à r.l, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg (the “Borrower”, together with Parent, the “Company” or “you”) and Angelo, Gordon & Co., L.P. and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and in the accompanying Annexes shall have the meanings set forth in the Commitment Letter or Fee Letter (as applicable) unless otherwise defined herein.

Borrower	Glatfelter Luxembourg S.à r.l., a limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg (the “Borrower”; together with the Foreign Guarantors (as defined below), the “Foreign Loan Parties”)
Guarantors

The Term Loan Facility will be fully and unconditionally guaranteed on a joint and several basis by (i) Parent and all of the existing and future domestic subsidiaries of Parent organized under the laws of the United States and Canada that provide a guaranty under Parent’s Amended Credit Agreement (as defined below) (collectively, the “Domestic Guarantors”), (ii) all existing foreign subsidiaries of Parent and all future foreign subsidiaries that are Material Subsidiaries of Parent, in each case, organized under the laws of Germany, Luxembourg, England & Wales, Scotland and Northern Ireland, Malta and Switzerland (such jurisdictions, the “Perfection Jurisdictions”) (collectively, other than the entities that are the subject of the Specified Entity Sales, the “Perfection Jurisdiction Foreign Guarantors”) and (iii) any other Material Subsidiary (as defined below) incorporated in a Foreign Security Jurisdiction (as defined below) from time to time (the “Additional Foreign Guarantors”; together with the Perfection Jurisdiction Foreign Guarantors, the “Foreign Guarantors”; the Foreign Guarantors and the Domestic Guarantors, the “Guarantors”; the Guarantors together with the Borrower, the “Loan Parties”).

At all times after the Closing Date, the aggregate of earnings before interest, tax, depreciation and amortisation (calculated in a manner consistent with “Consolidated EBITDA”) and the aggregate consolidated assets of the Borrower and Foreign Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) must exceed 85% of Consolidated EBITDA and 85% of the aggregate consolidated assets of the Group (excluding the Domestic Guarantors) (such requirement being the “Guarantor Threshold Test”).

“Excluded Jurisdiction” means Argentina, Chile, China, Columbia, India, Mexico, Pakistan, Russia, Taiwan, Turkey, Venezuela and the United Arab Emirates and any jurisdiction which is a Sanctioned Country (to be defined in the Loan Documents).

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

“Foreign Security Jurisdiction” means each jurisdiction other than the United States and Canada which is not an Excluded Jurisdiction.

“Group” means the Parent and its Subsidiaries (to be defined the Loan Documents).

“Material Subsidiary” means (a) a Foreign Guarantor, (b) any member of the Group holding shares in a Foreign Guarantor and (c) any member of the Group (other than a Domestic Guarantor) which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) representing 5.0% or more of Consolidated EBITDA or which has consolidated assets representing 5.0% or more of the consolidated assets of the Group (excluding the Domestic Guarantors) (calculated on a consolidated basis); provided that such 5% thresholds shall be increased to 7.5% for any member of the Group not located in a Perfection Jurisdiction.

For the avoidance of doubt, notwithstanding anything to the contrary herein, any entity that provides a guaranty under the Amended Credit Agreement will provide a guaranty under the Term Loan Facility.

Transaction Description

The transactions described below are collectively referred to as the “Transactions”:

(a) the Borrower will obtain a €250 million term loan facility (the “Term Loan Facility” and the loans thereunder, the “Term Loans”);

(b) Parent will repay (i) the existing term loans outstanding under the Existing Credit Agreement and (ii) all outstanding debt of Glatfelter Gernsbach GmbH, provided such prepayment requirement shall be waived to the extent any such outstanding debt is amended such that there is no requirement thereunder that such debt be secured and there are no conflicts between such debt and the Term Loan Facility (collectively, the “Refinancing”);

(c) Parent will enter into an amendment to the Existing Credit Agreement (the “Revolving Amendment”; the facility thereunder, the “Revolving Facility”; the Existing Credit Agreement as amended by the Revolving Amendment, the “Amended Credit Agreement”). The “Amended Credit Agreement” and “Revolving Facility” will also refer to any other debt financing agreement entered into and the related facility thereunder on or prior to the Closing Date that replaces the revolving credit facility under the Existing Credit Agreement so long as (1) the aggregate principal amount of such financing does not exceed $300 million, (2) such financing is not guaranteed by any person other than the Guarantors or secured by any assets other than the Collateral (subject to the same lien priorities applicable to the Amended Credit Agreement as set forth herein), (3) the covenants applicable to such financing are not materially more restrictive to the Group, taken as a whole, than the covenants proposed to be included in the Amended Credit Agreement (as reasonably determined by Parent) and (4) any prepayment premium, call protection, exit fee or other similar fees or amounts payable under such financing shall not be greater than the amount of call protection payable under the Term Loan Facility; and

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

(d) the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid.

For purposes of the Commitment Letter, “Closing Date” shall mean the date of the satisfaction (or waiver by the Commitment Party) of the relevant conditions set forth on Annex B and the funding of the Term Loan Facility.

The Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Principal Amount	€250 million
Agent Fee	Customary agency fee to be agreed by the Company.
Interest Rate	The Term Loans will bear interest at a fixed rate of 11.25% (the “Interest Rate”).
Interest Payment Dates

Quarterly in arrears and at maturity; provided that, at the Borrower’s election, during the PIK Availability Period (as defined below), 5.00% of the Interest Rate may be payable in kind by capitalizing such interest and increasing the outstanding principal amount of the Term Loans on Interest Payment Dates (such amount that becomes principal, the “PIK Amount”). For the avoidance of doubt, the remaining 6.25% of the Interest Rate shall be payable in cash.

“PIK Availability Period” means the period from the Closing Date to the second anniversary of the Closing Date.

Maturity	The Term Loans will mature on March 23, 2029 (the “Maturity Date”).
Amortization	None.
Administrative Agent and Collateral Agent	Alter Domus (US) LLC will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Agent”) for the Lenders and as sole and exclusive security agent under the relevant non-U.S. governed Loan Documents, and will perform the duties customarily associated with such roles.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Lender(s)	Certain funds and accounts managed by Angelo, Gordon & Co. L.P. (collectively, the “Lenders”).
Collateral

The Loan Parties shall grant a security interest in the following property, wherever located, now owned or hereafter acquired, subject to customary legal exceptions and exclusions to be agreed (including customary local law limitations) set forth in the applicable documentation (collectively, the “Collateral”):

(a)            valid and perfected (in the case of the assets of the Foreign Loan Parties) first- or (in the case of the assets of the Domestic Guarantors) second-priority (subject to permitted liens) security interests in, and (as applicable) mortgages, land charges, pledges, security assignments, security by title transfer or hypothecs (as applicable) on, substantially all tangible and intangible assets of the Loan Parties (including, without limitation and subject to the following paragraph, accounts receivables, inventory, equipment, investment property, intellectual property, other general intangibles and fee-owned, freehold or heritable interest real property, to the extent available in the applicable jurisdiction;

(b)            a valid and perfected (in the case of the equity interests in the Foreign Loan Parties (including the Borrower)) first- or (in the case of the equity interests in the Domestic Guarantors) second-priority (subject to permitted liens) pledge in the equity interests of each present and future, direct or indirect Subsidiary of the Parent held by a Loan Party; and

(c)            all proceeds and products of the property and assets described in clauses (i) and (ii) above.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Notwithstanding anything to the contrary, in the case of the Domestic Guarantors, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests (including in respect of interests in partnerships, joint ventures and other non-wholly-owned entities) to the extent prohibited by law or prohibited by agreements or organizational documents containing anti-assignment clauses not overridden by the Uniform Commercial Code, the PPSA (as defined below) or other applicable law; (iii) any timberland property, any leased real property and any owned real property with a fair market value of less than $25,000,000 (with any required mortgages on properties with a value greater than such amount being permitted to be delivered within 180 days); (iv) intent-to-use trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during any such period in which, the grant of a security interest therein would impair the validity or enforceability thereof under applicable federal law; (v) equity interests in any Person other than wholly-owned Subsidiaries of the Company to the extent not permitted by the terms of such Subsidiary’s organizational or joint venture documents as in effect on the Closing Date or the date the applicable Person becomes a direct or indirect Subsidiary of the Company and not created or entered into in contemplation of the transaction; (vi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other unaffiliated third party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the PPSA or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (vii) any property and assets the pledge of which would require governmental consent, approval, license or authorization which has not been obtained (with no obligation to pursue such consent, approval, license or authorization), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the PPSA, or other applicable law (viii) any governmental licenses or state or local franchises, charters and authorizations which are not permitted to be pledged under applicable law, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the PPSA or other applicable law and (ix) any Consumer Goods (as defined in the PPSA).

In addition, in the case of the Domestic Guarantors, (a) no perfection actions (beyond the filing of a financing statement under the Uniform Commercial Code or the PPSA) shall be required with respect to (A) commercial tort claims not exceeding $5,000,000, (B) motor vehicles and other assets subject to certificates of title and (C) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection is accomplished by the filing of a Uniform Commercial Code or PPSA financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code or PPSA financing statement or equivalent), (b) promissory notes to the extent evidencing debt for borrowed money in a principal amount (individually) of less than $5,000,000 shall not be required to be delivered, (c) the Loan Parties shall not be required, nor shall the Administrative Agent or the Collateral Agent be authorized to enter into any bailee waiver, landlord waiver, collateral access agreements or estoppel letters, and (d) each pledge in the equity interests of the Domestic Guarantors will be subject to any applicable prohibitions and limitations provided by law or regulation.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Notwithstanding anything to the contrary, in the case of the Foreign Loan Parties, (i) general mandatory statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, capital maintenance, retention of title claims, exchange control restrictions and similar principles may limit the ability of a Foreign Loan Party to provide a guarantee or security interest over Collateral or may require that the guarantee or security interest over Collateral be limited by an amount or otherwise, provided that the Parent and the relevant Foreign Loan Party will use commercially reasonable efforts to assist in overcoming any such restriction and demonstrating that adequate corporate benefit accrues to each Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder); (ii) each security interest over Collateral and the extent of its perfection will be agreed on the basis that the cost to the Group of providing security shall be proportionate to the benefit accruing to the Lenders (as determined in the reasonable opinion of the Lenders); (iii) any assets subject to pre-existing third party arrangements which are permitted by the Loan Documents and which prevent those assets from being subject to fixed or specific security interests over the Collateral (but not, for the avoidance of doubt, any floating security) will be excluded from such fixed or specific security interest over Collateral in any relevant Collateral Document provided that commercially reasonable efforts to obtain consent to charging any such assets shall be used by the Parent and the relevant Foreign Loan Party if the relevant asset is material; (iv) Foreign Loan Parties will not be required to give guarantees or grant security interest over Collateral if that would conflict with the mandatory fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer or member of such company provided that the Parent and the relevant Foreign Loan Party shall use commercially reasonable efforts to overcome any such obstacle; (v) perfection of the security interests over Collateral, when required, and other legal formalities and registrations will be completed as soon as practicable and, in any event, within the time periods specified in the Loan Documents or (if earlier or to the extent no such time periods are specified in the Loan Documents) within the time periods are specified by applicable law in order to ensure due perfection or valid creation of the relevant security interests (as applicable); (vi) no perfection action will be required in jurisdictions which are not the jurisdiction of the relevant Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder) but perfection action may be required in the jurisdiction of one Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder) in relation to security interest granted by another Foreign Loan Party (or in the case of an equity pledge, its immediate shareholder) located in a different jurisdiction; (vii) access to the assets of a Foreign Loan Party and the maximum guaranteed or secured amount may be restricted or limited by guarantee limitation language to the extent consistent with these security principles, customary practice in the relevant jurisdiction to minimize stamp duty, notarisation, registration or other applicable fees where the economic benefit of increasing the guaranteed or secured amount is disproportionate (in the reasonable opinion of the Lenders) to the level of such fee; and (viii) subject to these security principles, security interest will be granted over owned real property assets with a fair market value of not less than $25,000,000 in which a Foreign Loan Party has an interest.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

The Collateral Documents shall operate only to create, perfect and facilitate enforcement of security and not impose material additional commercial obligations.

The liens securing the Term Loan Facility will be first priority in the case of the Term Priority Collateral (as defined below) and, with respect to the Revolving Priority Collateral (as defined below), junior to the liens securing the Revolving Facility.

“Term Priority Collateral” shall mean (i) all Collateral that is owned by the Foreign Loan Parties and (ii) the equity interests in the Borrower.

“Revolving Priority Collateral” shall mean all Collateral owned by the Domestic Guarantors (other than the equity interests in the Borrower).

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, that if attachment, perfection or priority of the Collateral Agent’s liens in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA means those personal property security laws in such other jurisdiction (including, in the case of Quebec, the Civil Code of Quebec and the regulations thereunder) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions

Documentation Considerations

The Loan Documents shall be consistent with this Term Sheet and shall be substantially consistent with the Amended Credit Agreement (in the form provided to the Lenders on January 6, 2023 or, if provisions in the executed Amended Credit Agreement are more restrictive on Parent and its subsidiaries, then such more restrictive terms shall apply to the Term Loan Facility), with such changes as are reasonably necessary to reflect the term nature of the borrowings, the identity of the Borrower, the European nature and location of the facility, the status of the Borrower as a subsidiary of the Parent and such other edits to be agreed in good faith. The Loan Documents will include customary Swiss tax gross up provisions to be reasonably agreed.

The Loan Documents shall be negotiated in good faith as promptly as reasonably practicable and initial drafts of the Loan Documents are to be drafted by Simpson Thacher & Bartlett LLP, as counsel to the Lenders.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Intercreditor Agreements	The lien priority, relative rights and other creditors’ rights issues in respect of the Term Loan Facility and the Revolving Facility shall be subject to a U.S./Canadian intercreditor agreement and the European Intercreditor Agreement, in each case, on terms that are reasonably satisfactory to the Commitment Party and in accordance with the agreed intercreditor principles set forth on Schedule I (the “Intercreditor Agreements”).
Optional Prepayments

Optional prepayments of the Term Loans may be made at any time, subject to minimum notice and prepayment amount requirements, as the case may be, and subject to the call premiums specified herein. All prepayments of the Term Loans shall be permanent and may not be reborrowed.

Notwithstanding anything herein to the contrary, the Borrower shall have the option to (i) prepay the Term Loans outstanding in an amount up to €50 million with the proceeds of Specified Entity Sales or other asset sales, subject only to a prepayment premium of 5.50% of the principal amount of Term Loans prepaid (in lieu of the prepayment premium described in the section “Call Protection” below) (the “Specified Entity Sale Prepayment”) or (ii) reinvest the proceeds from the Specified Entity Sales or other asset sales in a manner consistent with the reinvestment provisions described in clause (b) of “Mandatory Prepayments” and, if applicable, in compliance with the investment and restricted payments covenants.

Call Protection

All prepayments on the applicable Term Loans (including any mandatory prepayments and including following acceleration or bankruptcy, but excluding the Specified Entity Sale Prepayment) shall be accompanied by the following prepayment premium:

(a) from the Closing Date until the date that is eighteen (18) months after the Closing Date, the sum of (x) 5.50% of the principal amount prepaid, plus (y) the present value on such date of all of the required interest payments payable on such principal amount from the date of the prepayment through and including the date that is eighteen (18) months after the Closing Date, computed using an assumed interest rate equal to the cash Interest Rate, plus if an event of default exists at the time such premium is deemed to be owing, the default rate (subject in the case of this clause (y), to a customary “T+50” discount);

(b) on or after the date that is eighteen months after the Closing Date until the third anniversary of the Closing Date, 5.50% of the principal amount prepaid;

(c) on or after the third anniversary of the Closing Date until the fourth anniversary of the Closing Date, 2.75% of the principal amount prepaid;

(d) on or after the fourth anniversary of the Closing Date, no prepayment premium shall be required.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Mandatory Prepayments

The following amounts shall be applied to prepay the Term Loans:

(a)   100% of the net cash proceeds of any incurrence of debt by the Company and its subsidiaries (other than debt otherwise permitted under the Loan Documents);

(b)   other than with respect to any Specified Entity Sales, 100% of the net cash proceeds in excess of $25 million of any other non-ordinary course sales or other dispositions of Term Priority Collateral (including as a result of loss, destruction, casualty or condemnation) by the Borrower and the Foreign Loan Parties; provided that the Company may reinvest up to $75,000,000 of such proceeds in assets useful in the business of the Company and its subsidiaries and, if applicable, in compliance with the investment and restricted payments covenants, within 18 months following receipt; provided further that, (i) sales by Foreign Loan Parties must be reinvested in Foreign Loan Parties and (ii) sales by Domestic Guarantors must be reinvested in Loan Parties.

Representations and Warranties	Limited to the following (applicable to Parent and its subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise substantially consistent with the Amended Credit Agreement: organizational existence; organizational power and authority; due authorization, execution and delivery of the Loan Documents; enforceability of the Loan Documents; subsidiaries; certificates of beneficial ownership; no conflicts of the Loan Documents with material applicable law, organizational documents or material contractual obligations; litigation; ownership of property; financial statements; no Material Adverse Effect (as defined in the Amended Credit Agreement); use of proceeds; Federal Reserve margin regulations; accuracy of disclosure as of the Closing Date; taxes; governmental and third party approvals and consents (as such approvals and consents pertain to the Loan Documents); no event of default; ownership of intellectual property; insurance; compliance with law; material contracts and burdensome restrictions; Investment Company Act; ERISA and labor and employment matters; environmental matters; senior debt status; the PATRIOT Act; FCPA, OFAC, and U.S. anti-terrorism laws, anti-money laundering laws and, in the case of any applicable material jurisdictions with respect to the Loan Parties, as applicable, anti-corruption laws and sanction laws of relevant applicable foreign jurisdictions; affected financial institutions; the creation, validity, perfection and priority of security interests; anti-corruption laws; and COMI.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Affirmative Covenants

Substantially the same as set forth in the Amended Credit Agreement and will include a COMI covenant, an additional subsidiaries covenant, a further assurances covenant and a post-closing covenant in the Loan Documents to complete certain perfection matters (including delivery of customary legal opinions) with respect to the Collateral in a manner reasonably satisfactory to the Required Lenders (to be defined in the Loan Documents) within 60 days after the Closing Date (provided that certain actions with respect to real estate perfection and registration matters shall be undertaken within 90 days after the Closing and completed as soon as reasonably practicable thereafter), subject to such extensions as are reasonably agreed by the Agent acting on the written instruction of the Required Lenders; provided that, with respect to U.S. and Canadian perfection matters, such extensions shall apply solely to real estate matters and deposit account control agreements, and will permit automatic extensions under the Term Loan Facility solely with respect to U.S. and Canadian matters to the extent agreed to by the agent under the Amended Credit Agreement.

Affirmative covenants shall also include an undertaking that the Loan Parties shall ensure that no funds will be used in a manner which would constitute a “use of proceeds in Switzerland” as interpreted by Swiss tax authorities for purposes of Swiss withholding tax (Verrechmungssteuer), except and to the extent that a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration (Eidgenössische Steuerverwalktung) has been obtained confirming that the intended “use of proceeds in Switzerland” does not result in a facility qualifying as a Swiss financing for Swiss withholding tax (Verrechmungssteuer) purposes.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Negative Covenants[1]

Substantially the same as set forth in the Amended Credit Agreement, which will apply to Parent and its subsidiaries, except for the following:

The following negative covenants will be added:

1.     Limitation on indebtedness with respect to Parent and its subsidiaries, which, among other things, will limit the amount of the Revolving Facility and any permitted refinancing thereof to $300 million and will provide that the revolving credit facility and any refinancing thereof shall satisfy the following conditions: (i)  any prepayment premium, call protection, exit fee or other similar fees or amounts payable under such financing shall not be greater than the amount of call protection payable under the Term Loan Facility, (ii) the final maturity date of such facility shall not be earlier than the maturity of the Term Loan Facility, (iii) such credit facility shall not be guaranteed by any person other than the Parent and the Guarantors, (iv) such credit facility shall not be secured by any lien on assets of Parent or any subsidiary, other than the Collateral, and (v) such credit facility shall not provide for scheduled principal payments (such limitation with respect to revolving credit facility and permitted refinancing thereof, the “Revolving Credit Facility Terms”); and

2.     Limitation on prepayment of junior lien, subordinated or unsecured indebtedness.

The following modifications to the covenants in the Amended Credit Agreement shall be made:

1.     Limitations on intercompany transactions (including indebtedness, investments, restricted payments and dispositions) between (i) Foreign Loan Parties and non-Loan Parties and (ii) Foreign Loan Parties and Domestic Guarantors; provided that the foregoing limitation on investments and restricted payments consisting of cash from the Foreign Loan Parties to the Company shall be permitted in the ordinary course of business, consistent with past practice and to fund ongoing operations and expenses, including payments of interest and principal on indebtedness; provided further, that all such intercompany transactions shall in all cases and notwithstanding anything to the contrary in this Term Sheet be subject to no Payment Blockage Event (as defined below) and, if in the form of an intercompany loan, be expressly subordinated to the obligations under the Term Loan Facility and the Revolving Facility;.

2.     Exception for Restricted Payments up to $40 million in any fiscal year to the extent the Company and its subsidiaries are producing Free Cash Flow (as defined below);

3.     Exception for junior lien indebtedness in an amount equal to $150,000,000, subject to agreed intercreditor agreements (including a European intercreditor agreement) and an equivalent basket under the Revolving Facility; and

4.     Exception for dispositions of assets shall be an amount not to exceed 10% of the Consolidated Total Assets (to be defined in the Loan Documents).

“Free Cash Flow” means cash flow from operations (determined in accordance with GAAP and excluding changes in assets and liabilities) minus capital expenditures (to be defined in the Loan Documents) minus the PIK Amount (if applicable).

1	The Negative Covenants provisions are based on the draft Amended Credit Agreement provided to the Lenders on January 17, 2023. If the Negative Covenants provisions in the executed Amended Credit Agreement are more restrictive on Parent and its subsidiaries, then such more restrictive terms shall apply to the Term Loan Facility (except to the extent explicitly set forth in this Term Sheet).

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Financial Covenants[2]

Secured Leverage Ratio. Parent will not permit the Secured Leverage Ratio, measured as of the end of each fiscal quarter of Parent for the four (4) fiscal quarters then ended, to exceed (i) 4.25 to 1.00 for any such fiscal quarter end occurring on or after March 31, 2023 through and including the end of the fiscal quarter of Parent ending on December 31, 2024, (ii) 4.00 to 1.00 for any such fiscal quarter end occurring on and after March 31, 2025 through and including the end of the fiscal quarter of Parent ending on December 31, 2025, and (iii) 3.50 to 1.00 for any such fiscal quarter end occurring on and after March 31, 2026.

Minimum Debt Service Coverage Ratio. Parent will not permit the Debt Service Coverage Ratio, measured as of the end of each fiscal quarter, for the four (4) fiscal quarters then ended, to be less than (i) 1.25 to 1.0 for any such fiscal quarter end occurring on or after March 31, 2023 through and including the end of the fiscal quarter of Parent ending on September 30, 2024, (ii) 1.50 to 1.00 for any such fiscal quarter end occurring on and after December 31, 2024 through and including the end of the fiscal quarter of Parent ending on September 30, 2025, and (iii) 2.00 to 1.00 for any such fiscal quarter end occurring on and after December 31, 2025.

Assignments and Participations

The Lenders will be permitted to assign commitments and loans with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed): provided that no consent of the Borrower, as applicable, shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default, or (iii) for assignments of commitments or loans to any existing Lender and an affiliate of an existing Lender; provided, further, that the consent of the Borrower, as applicable, shall be deemed to be given if it has not responded within 10 business days of a request for such consent. Assignments to any natural persons shall be prohibited. Each assignment will be in an amount of an integral multiple of $1.0 million or, in each case, if less, all of such Lender’s remaining loans and commitments.

The Lenders will be permitted to sell participations in Loans without restriction, other than as set forth in the next sentence. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or due date of any principal, interest or fees and (d) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral (in each case, other than as permitted under the Loan Documents).

[2]	The Financial Covenant provisions are based on the draft Amended Credit Agreement provided to the Lenders on January 17, 2023. If the Financial Covenant provisions in the executed Amended Credit Agreement are more restrictive on Parent and its subsidiaries, then such more restrictive terms shall apply to the Term Loan Facility.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

Conditions Precedent	As set forth only on Annex B.
Events of Default	Same as set forth in the Amended Credit Agreement as of the Closing Date, with appropriate modifications to reflect the different security interests and nature of the Term Loan Facility.
Governing Law and Forum	New York
Counsel to Agent	Simpson Thacher & Bartlett LLP

SCHEDULE I to TERM SHEET

Agreed Intercreditor Principles

The Intercreditor Agreements shall be reasonably satisfactory to the Commitment Party and the lenders party to the Amended Credit Agreement and reflect the terms set forth below.

1.	The non-U.S. governed Intercreditor Agreement will be substantially based on the English law Loan Market Association recommended form of intercreditor agreement for leveraged acquisition finance transactions (the “LMA Form”) and will include, among other terms, the following terms:

a.	First lien shall rank in right and priority of payment and with respect to the proceeds of enforcement of security ahead of the second lien,

b.	Common security for the first lien and second lien to be held on trust or equivalent by the Security Agent,

c.	Limitations on amendments to be mutually agreed upon with respect to increasing the interest rate, extending or shortening maturity and increasing the principal amount of indebtedness outstanding,

d.	Cap on first lien indebtedness permitted under the Loan Documents set at a 20% cushion to the Closing Date level,

e.	Second lien payment blockage principles to be agreed, which shall be applicable after a first lien payment default, a negative covenant default (including, for the avoidance of doubt, under the financial covenants), collateral / guarantee defaults and insolvency defaults related to the Borrower or the Parent, as well as following an event of default and acceleration by the lenders under the Amended Credit Agreement (such events, “Payment Blockage Events”) (for the avoidance of doubt, (1) the non-U.S. governed Intercreditor Agreement shall not include any express restriction on (i) the ability of Parent, the Canadian Borrower or any other Domestic Loan Parties to borrow or repay amounts outstanding under the Amended Credit Agreement under any circumstances, (ii) the ability of any other non-U.S. Borrower to borrow or repay amounts outstanding under the Amended Credit Agreement, unless a Blockage Event has occurred or (iii) the ability of the Foreign Loan Parties to make investments or restricted payments in a manner consistent with the respective covenants in the Term Loan Facility, (2) such payment blockages shall be subject to customary time limits and number to be agreed and (3) notwithstanding the continuance of any payment blockage, the Foreign Loan Parties shall be permitted to make payments under the Amended Credit Agreement to the extent the source of such payments is from borrowings by the Parent under the Amended Credit Agreement or capital contributions by, or intercompany transfers of cash from, the Parent and the Domestic Guarantors to the Borrower and the Foreign Guarantors, in each case, that are made on and after the Closing Date).

f.	Exclusive enforcement by the Security Agent acting on the instructions of the first lien, subject to customary and mutually agreed upon second lien rights following second lien standstill period of 120 days and no ability for second lien to take action after the standstill period has elapsed if first lien has commenced and is diligently pursuing lien enforcement action(s) on the account of the first lien,

g.	Customary and mutually agreed upon LMA Form requirement for creditors to exercise voting rights in judicial proceedings as instructed by the Security Agent,

h.	Distressed disposals and fair value protections and safe harbours as set out in the LMA Form,

i.	Bailment for perfection of security interests over certain possessory and control collateral (to the extent such concept exists in the relevant jurisdiction),

j.	Provisions allowing for junior lien debt to join into the applicable Intercreditor Agreement.

Glatfelter Corporation
Glatfelter Luxembourg S.à r.l.
February 20, 2023

2.	The U.S. governed Intercreditor Agreement shall contain, among other items, the following terms:

a.	First lien shall rank in right and priority of payment and with respect to the proceeds of enforcement of security ahead of the second lien.

b.	Exclusive enforcement by first lien, subject to customary and mutually agreed upon second lien rights, including, 120 day standstill period and no ability for second lien to take action after the standstill period has elapsed if first lien has commenced and is diligently pursuing lien enforcement action(s) on account of the first lien,

c.	Limitations on amendments to be mutually agreed upon with respect to increasing the interest rate, extending or shortening maturity and increasing the principal amount of indebtedness outstanding,

d.	Cap on first lien indebtedness set at a 20% cushion to the Closing Date level,

e.	Second lien payment blockage principles to be agreed, which shall be applicable after a first lien payment default, a negative covenant default (including, for the avoidance of doubt, under the financial covenants), collateral / guarantee defaults and insolvency defaults related to the Loan Parties (as defined in the Amended Credit Agreement), as well as following an event of default and acceleration by the lenders under the Term Loan Facility (such events, “Payment Blockage Events”) (for the avoidance of doubt, (1) the U.S. governed Intercreditor Agreement shall not include any express restriction on (i) the ability of the Foreign Loan Parties to repay amounts outstanding under the Term Loan Facility under any circumstances, (ii) the ability of any other non-Foreign Loan Party to repay amounts outstanding under the Term Loan Facility, unless a Blockage Event has occurred or (iii) the ability of the Domestic Loan Parties to make investments or restricted payments in a manner consistent with the respective covenants in the Amended Credit Agreement, and (2) such payment blockages shall be subject to customary time limits and number to be agreed),

f.	Second lien buyout rights,

g.	Customary and mutually agreed upon provisions related to insolvency matters, including second lien consent to first lien provided DIP financing (subject to a mutually agreed cap), approval of assets sales, voting on a reorganization plan, granting adequate protection and replacement liens, requesting stay relief, and other customary and mutually agreed upon waivers and limitations,

h.	Customary and mutually agreed upon access rights and use of collateral for purposes of exercising remedies,

i.	Bailment for perfection of security interests over certain possessory and control collateral,

j.	Automatic Release (to be defined in the Loan Documents) of second liens in connection with a foreclosure or exercise of remedies by first lien or consensual dispositions following an Event of Default (only if such sale is in accordance with the terms of the second lien documents), and

k.	Provisions allowing for junior lien debt to join into the applicable Intercreditor Agreement or any additional customary and mutually agreed upon junior lien intercreditor agreement subject to agreed upon limitations

2

ANNEX B

Closing Conditions

The availability and initial funding of the Term Loan Facility shall be subject to the satisfaction (or waiver) of solely the following conditions:

1.	Loan Documentation

The Borrower and the Guarantors shall have executed and delivered the Loan Documents to which it is a party, and the Agent and the Commitment Party shall have received customary closing certificates, corporate approvals, secretary’s or manager’s certificates, borrowing notices, customary lien searches in the jurisdiction of organization or formation, as applicable, and chief executive office of each Loan Party for the Borrower and the Guarantors and a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of Parent certifying that Parent and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent and

(i)	in the case of the Borrower and each Guarantor incorporated and existing under the laws of Luxembourg (the “Luxembourg Guarantors” and, together with the Borrower, the “Luxembourg Loan Parties”):

(A)	attaching an excerpt of the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (the “RCS”) dated no earlier than one Business Day prior to the date of the Loan Agreement; and

(B)	attaching an electronic certificate as to the non-inscription of a court decision (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the RCS dated no earlier than one Business Day prior to the date of this Agreement certifying that no Luxembourg court decision as to inter alia bankruptcy (faillite), arrangement with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), liquidation (liquidation judiciaire) or foreign court decision as to bankruptcy (faillite), arrangement with creditors (concordat préventif de la faillite) or other analogous procedures or administrative dissolution without liquidation (dissolution administrative sans liquidation) which must be filed with the RCS in accordance with the law of 19 December 2002 relating to the trade and companies’ register as well as the accounting and the annual accounts of companies, as amended, have been filed;

(C)	certifying that each Luxembourg Loan Party (A) is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), administrative dissolution without liquidation (dissolution administrative sans liquidation), (B) is not in a state of cessation of payments (cessation de payments) and has not lost its commercial creditworthiness (ébranlement du crédit); and (C) no application has been made by it or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings, and (D) to the best of its knowledge, no petition for the opening of such proceedings has been presented by it or by any other person entitled to do so;

(D)	certifying that the place of the central administration (siège de l'administration centrale) or the place of effective management (siège de direction effective) and the centre of main interests of each Luxembourg Loan Party is located at its registered office (siège statutaire) in Luxembourg and that each Luxembourg Loan Party has no establishment outside Luxembourg (each such terms as defined respectively in the Regulation (EU)2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) or domestic Luxembourg law); and

(E)	as the case may be, certifying that each Luxembourg Loan Party is in compliance with the Luxembourg law dated 31 May 1999 on the domiciliation of companies, as amended (and the relevant regulations).

(ii)	in the case of each Guarantor incorporated and existing under the laws of Switzerland (the “Swiss Guarantors”):

(A)	attaching an electronic copy of a certified and up-to-date extract from the commercial register ;

(B)	attaching an electronic copy of the certified and up-to-date articles of association; and

(C)	attaching an electronic copy of the up-to-date register of beneficial owners.

(iii)	in the case of each Guarantor incorporated or established (as applicable) under the laws of Germany (a “German Guarantor”), a certificate of authorised representatives of the German Guarantor certifying that each copy document relating to it specified in this Annex B is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the relevant Loan Document:

(A)	in respect of a German Guarantor incorporated in Germany and any general partner of a German Guarantor (as the case may be) which is incorporated as a German limited liability company (GmbH), attaching (x) a copy of an up-to-date commercial register extract (Handelsregisterauszug), (y) an up-to-date copy of the articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and (z) an up-to-date copy of the list of shareholders (Gesellschafterliste);

(B)	in respect of a German Guarantor established as German limited partnership (KG), attaching (x) a copy of an up-to-date commercial register extract (Handelsregisterauszug) and (y) an up-to-date copy of the partnership agreement (Gesellschaftsvertrag);

(C)	attaching a copy of a resolution of the shareholders or partners of the German Guarantor approving the terms of, and the transactions contemplated, by the Loan Documents to which it is or will become a party;

(D)	if required, attaching a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such German Guarantor, approving the terms of, and the transactions contemplated by the Loan Documents to which it is or will become a party; and

(E)	attaching a specimen of the signature of each person authorised to represent the German Guarantors in relation to the Loan Documents to which it is or will become a party and any related documents.

2.	Representations and Warranties. The representations and warranties shall be true and correct in all material respects (except in the case of any representation or warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any of the representations or warranties are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be a Material Adverse Effect for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

3.	Refinancing and Amended Credit Agreement. (i) The Refinancing shall have been consummated and the Amended Credit Agreement shall have been executed prior to or substantially concurrently with the initial borrowing under the Term Loan on the Closing Date and (2) subject to the affirmative covenant described in the Term Sheet that permits certain perfection matters to be performed within the specified time periods after the Closing Date, any first liens granted to the agent under the Existing Credit Agreement in foreign (other than Canadian) Collateral shall have been released or converted to a second lien security interest in accordance with the terms set forth in this Term Sheet.

4.	Collateral. Subject to the affirmative covenant described in the Term Sheet that permits certain perfection matters to be performed within the specified time periods after the Closing Date, the Agent shall have received evidence reasonably satisfactory to it that (a) all actions necessary to establish that the Agent for the benefit of the Lenders will have a perfected (or, in the case of Swiss Collateral, valid) security interest in the Collateral (subject to the liens permitted under the Loan Documents) shall have been taken, (b) the guarantees by the Guarantors shall have been executed and be in full force and effect and (c) with respect to any land charge(s) to be granted over real properties located in Germany, customary notary confirmations satisfactory to the Security Agent (acting reasonably). For the avoidance of doubt, collateral documentation governing the intellectual property owned by the Swiss entities and the shares of the Swiss entities shall be in full force and effect.

5.	Legal opinions. Agent shall have received customary legal opinions, addressed to the Lenders and the Agent, in form and substance satisfactory to the Lenders in the following jurisdictions (provided that certain opinions related to perfection matters that are performed within the specified time periods after the Closing Date as set forth in the affirmative covenants described in the Term Sheet may be provided at such later time):

(i)	United States: Counsel to the Borrower to provide opinions with respect to (a) the applicable Loan Parties’ capacity to enter into and (b) enforceability of the Loan Documents.

(ii)	Canada: Counsel to the Borrower to provide opinions with respect to (a) the applicable Loan Parties’ capacity to enter into and (b) enforceability of the Loan Documents.

(iii)	United Kingdom: Counsel to the Lenders to provide opinions with respect to (a) the applicable Loan Parties’ capacity to enter into and (b) enforceability of the Loan Documents.

(iv)	Malta: Counsel to the Lenders to provide opinions with respect to (a) the applicable Loan Parties’ capacity to enter into and (b) enforceability of the Loan Documents.

(v)	Luxembourg: (a) Counsel to the Borrowers to provide opinion with respect to the applicable Loan Parties’ capacity to enter into the Loan Documents and (b) Counsel to the Lenders to provide opinion with respect to enforceability of the Loan Documents.

(vi)	Germany: (a) Counsel to the Borrowers to provide opinion with respect to the applicable Loan Parties’ capacity to enter into the Loan Documents and (b) Counsel to the Lenders to provide opinion with respect to enforceability of the German law governed Loan Documents.

(vii)	France: (a) Counsel to the Borrowers to provide opinion with respect to the applicable Loan Parties’ capacity to enter into the Loan Documents and (b) Counsel to the Lenders to provide opinion with respect to enforceability of the Loan Documents.

(viii)	Switzerland: (a) Counsel to the Borrowers to provide opinion with respect to the applicable Loan Parties’ capacity to enter into the Loan Documents and (b) Counsel to the Lenders to provide opinion with respect to enforceability of the Loan Documents.

6.	No default or event of default under the Loan Documents or the Amended Credit Agreement shall have occurred or shall result from the making of the Term Loans on the Closing Date.

7.	(a) All fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) all expenses required to be paid on the Closing Date pursuant to the Commitment Letter to the extent invoiced at least 3 business days prior to the Closing Date, shall have been paid (which amounts may, at the option of the Borrower be offset against the proceeds of the initial drawings under the Term Loan Facility).

8.	The Agent and the Commitment Party shall have received, no later than 3 business days in advance of the Closing Date, all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Agent and the Commitment Party at least 10 business days in advance of the Closing Date, including a certification as to the beneficial owner of the Company as required by the Beneficial Ownership Regulation.

9.	Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

10.	The Company’s filed 2022 10-K shall be substantially consistent with the draft 10-K delivered to the Commitment Party (or its counsel) at [TIME] on February 20, 2023.

ANNEX C

Financial Definitions3

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated EBITDA adjusted to include (without duplication) the pro forma effects of acquisitions and divestitures (not including timberland property sales) made during such period, excluding the EBITDA of divested Persons, but including historical EBITDA of acquired Persons as if such acquisition or divestiture had been consummated on the first day of such period. Any such adjustment to Consolidated EBITDA shall be made for four (4) fiscal quarters, starting with the fiscal quarter in which the transaction giving rise to such adjustment was consummated.

“Consolidated Debt Service” shall mean, for any period of determination, interest expense and scheduled principal installments on Indebtedness (as adjusted for prepayments), in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided that Consolidated Debt Service shall not include any interest expense and scheduled principal installments with respect to the existing term loan facility under the Existing Credit Agreement or any scheduled principal installment due prior to the Closing Date; provided further that any payments of principal that are funded with the proceeds of the other Indebtedness shall be excluded for the purposes of this calculation.

“Consolidated EBITDA” shall mean, as of the end of any fiscal quarter: (i) EBITDA of the Company and its Subsidiaries on a consolidated basis for the immediately preceding four fiscal quarters, plus (without duplication) (ii) the aggregate gain on sale of timberland properties, as determined in accordance with GAAP, made within the four immediately preceding fiscal quarters, net of any losses on such sales, provided that the amount of the net gain on sale of timberland properties included in the calculation of Consolidated EBITDA under this clause (ii) may not exceed $2,000,000.00, plus (without duplication) (iii) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to (x) the Company’s acquisition of the U.S. nonwovens business of Georgia-Pacific LLC pursuant to that certain Share Purchase Agreement, dated as of January 5, 2021, by and between the Company and GPPC Equity Holdings LLC, (y) the Project Jupiter Transactions and/or (z) any other investments or acquisitions permitted under this Agreement, in each case that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken, in the good faith determination of the Company, within 24 months after the closing date of the applicable acquisition or investment giving rise to such savings, reductions and synergies (provided that the aggregate amount added pursuant to this clause (iii) shall not exceed 20% of the Consolidated EBITDA of the Company and its Subsidiaries (calculated prior to giving effect to any such amount added pursuant to this clause (iii)) for the immediately preceding four fiscal quarters, provided, further, that Consolidated EBITDA shall exclude (a) non-recurring third party transaction costs relating to an actual or proposed acquisition, divestiture, business optimization activity or other investment, regardless of whether consummated, such as (x) legal expenses, third party due diligence costs, transaction advisory services, hedging costs and financing fees and (y) project management and integration costs incurred within one year of consummation of the transactions giving rise to such non-recurring costs; (b) non-recurring third party transaction costs relating to the closing of this Agreement, any other borrowing or incurrence of Indebtedness (or commitments in respect thereof) and repayment or early redemption of Indebtedness such as (x) legal expenses, and (y) fees or other charges pursuant to the prepayment or redemption of Indebtedness; (c) to the extent deducted in calculating net income, non-cash charges and expenses (including, for the avoidance of doubt, non-cash stock compensation expense and impairment charges); (d) to the extent deducted in calculating net income, extraordinary, unusual or non-recurring charges, costs or expenses in an aggregate amount not to exceed (x) $40,000,000.00 for the time period beginning on the Second Amendment Closing Date and ending on the Expiration Dateand (y) $30,000,000 in 2023 related to Project Eagle; (e) to the extent deducted in calculating net income, severance and similar employee termination expenses or charges; and (f) to the extent included in calculating net income, extraordinary, unusual or non-recurring non-cash gains; provided that, without counting towards any of the foregoing limitations, Consolidated EBITDA for the fiscal quarter ended March 31, 2022 shall be deemed to be $[ ], Consolidated EBITDA for the fiscal quarter ended June 30, 2022 shall be deemed to be $[ ], Consolidated EBITDA for the fiscal quarter ended September 30, 2022 shall be deemed to be $[ ], and Consolidated EBITDA for the fiscal quarter ended December 31, 2022 shall be deemed to be $[ ].

[3]	The Financial Definitions herein (other than the “Consolidated EBITDA” definition) are based on the draft Amended Credit Agreement provided to the Lenders on January 17, 2023. If the Financial Definitions in the executed Amended Credit Agreement are more restrictive on Parent and its subsidiaries, then such more restrictive terms shall apply to the Term Loan Facility.

“Consolidated Total Assets” shall mean, at any time, the total consolidated assets of Parent and its Subsidiaries measured as of the last day of the fiscal year ending on or prior to the date of determination, as determined in accordance with GAAP.

“Consolidated Total Secured Debt” shall mean, as of any date of determination, all long and short term Indebtedness of the Company and its Subsidiaries that is on such date secured by a Lien on assets of a Loan Party.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (A) Consolidated Adjusted EBITDA to (B) Consolidated Debt Service, in each case of (A) and (B) (i) for the four (4) fiscal quarters then ended.

“Indebtedness” shall mean, without duplication, as to any Person at any time in respect of: (i) borrowed money, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) net reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device: (A) in the case of any such agreement that has been closed out, in an amount equal to the termination value thereof, and (B) in the case of any such agreement that has not been closed out, in an amount equal to the mark to market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such agreements, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses which are not represented by a promissory note or other evidence of indebtedness), (vi) the outstanding amount of any Permitted Accounts Receivable Program, or (vii) any Guaranty of Indebtedness referred to in clauses (i) through (v) above.

“Permitted EBITDA Add Back” shall mean, to the extent such expenses or charges are deducted in the computation of net income of the Loan Parties in their computation of EBITDA during the period specified, with appropriate adjustments for the tax effects of such add-backs, expenses or charges incurred by the Loan Parties in connection with environmental response and remediation, the presence of contamination, natural resource damages or reimbursement of the EPA for incurred costs at the Fox River site, Wisconsin, OU2-5, provided that the total amount of such charges incurred during the term of this Agreement may not exceed $80,000,000.00.

“Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (A) Consolidated Total Secured Debt on such date to (B) Consolidated Adjusted EBITDA for the four fiscal quarters then ended